QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 25, 2016, except for the effect of the adoption of ASU 2015-03 discussed in Note 1 as to which the date is January 4, 2017, with respect to the consolidated financial statements of Parkway Properties, Inc. for the years ended December 31, 2015, 2014 and 2013, incorporated by reference in the Registration Statement on Form S-3 and related Prospectus of Cousins Properties Incorporated for the registration of 38,571,336 shares of its common stock.

/s/ Ernst & Young LLP

Indianapolis, Indiana
January 4, 2017

QuickLinks

  Exhibit 23.4
Consent of Independent Registered Public Accounting Firm